Exhibit 99.3
LETTER TO BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
Offer To Exchange Warrants to Acquire Shares of Class A Common Stock
of
Hagerty, Inc.
for
Shares of Class A Common Stock
of
Hagerty, Inc.
and
Consent Solicitation

THE OFFER AND CONSENT SOLICITATION (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON JULY 2, 2024, OR SUCH LATER TIME AND DATE TO WHICH THE COMPANY MAY EXTEND THE OFFER. WARRANTS (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED WARRANTS AND THE WITHDRAWAL OF ANY WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.
June 3, 2024
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Enclosed are the Prospectus/Offer to Exchange dated June 3, 2024 (as it may be supplemented and amended from time to time, the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal and Consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”), which together set forth the offer of Hagerty, Inc., a Delaware corporation (the “Company”), to each holder (each, a “Holder”) of the Warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), to receive 0.2 shares of Class A Common Stock in exchange for each Warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”).
HOLDERS SHOULD REVIEW THE PROSPECTUS/OFFER TO EXCHANGE IN ITS ENTIRETY FOR A DESCRIPTION OF THE COMPLETE TERMS OF THE OFFER, INCLUDING THE WARRANT AMENDMENTS (AS DEFINED BELOW) WHICH THE HOLDERS WILL BE CONSENTING TO IN CONNECTION WITH THE TENDER OF ANY WARRANTS FOR EXCHANGE.
The Offer and Consent Solicitation is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and this Letter of Transmittal and Consent. The Offer and Consent Solicitation will be open until one minute after 11:59 p.m., Eastern Time, on July 2, 2024, or such later time and date to which the Company may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”).
Warrants eligible to be tendered and exchanged pursuant to the Offer include the Company’s (i) 5,749,989 outstanding public warrants (the “Public Warrants”), (ii) 257,500 private placement warrants (the “Private Warrants”), (iii) 28,750 underwriter warrants (the “Underwriter Warrants”), (iv) 1,300,000 OTM warrants (the “OTM Warrants” and collectively with the Private Warrants and the Underwriter Warrants, the “Private Placement Warrants”) and (v) 12,147,300 PIPE warrants (the “PIPE Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”) to purchase shares of Class A Common Stock. The Public Warrants and Private Placement Warrants are governed by the warrant agreement, dated as of April 8, 2021, by and between the Company (as successor to Aldel Financial Inc.) and Continental Stock Transfer & Trust Company (“CST”), as warrant agent (the “IPO Warrant Agreement”). The PIPE Warrants are governed by the warrant agreement, dated as of December 2, 2021, by and between the Company and CST (the “Business Combination Warrant Agreement”).
The Class A Common Stock and Public Warrants are listed on The New York Stock Exchange under the symbols “HGTY” and “HGTY.WS,” respectively. The PIPE Warrants may appear in quotations on the OTC Pink Market under the symbol “HGTPW.” As of May 15, 2024, a total of 19,483,539 Warrants were outstanding. Pursuant to the Offer, the Company is offering up to an aggregate of 3,896,707 shares of Class A Common Stock in exchange for the Warrants.
No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any Holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such Holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Class A Common Stock on the New York Stock Exchange on the last trading day of the Offer Period, less any applicable withholding taxes. The Company’s obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
Concurrently with the Offer, the Company is also soliciting consents (the “Consent Solicitation”) from Holders to amend both the IPO Warrant Agreement (the “IPO Warrant Amendment”) and the Business Combination Warrant Agreement (the “Business Combination Warrant Amendment,” and collectively with the IPO Warrant Amendment, the “Warrant Amendments”) to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be exchanged for 0.18 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer. Pursuant to the terms of the IPO Warrant Agreement, the IPO Warrant Amendment requires the vote or written consent of Holders of both (i) 50% of the Public Warrants outstanding and (ii) 50% of the Private Placement Warrants outstanding. Pursuant to the terms of the Business Combination Warrant Agreement, the Business Combination Warrant Amendment requires the vote or written consent of Holders of 50% of the PIPE Warrants outstanding. Although the Company intends to require an exchange of all remaining outstanding Warrants if the Warrant Amendments are approved, the Company would not be required to effect such an exchange and may defer doing so, if ever, until it is most advantageous to the Company.
Holders representing approximately 44.3% of the Public Warrants and 57.2% of the Private Placement Warrants have agreed to tender their Warrants in the Offer and to consent to the IPO Warrant Amendment pursuant to tender and support agreements (each, a “Tender and Support Agreement”). Additionally, Holders representing approximately 81.5% of the PIPE Warrants have agreed to tender their Warrants in the Offer and to consent to the Business Combination Warrant Amendment pursuant to Tender and Support Agreements. Accordingly, if Holders of an additional approximately 5.7% of the Public Warrants consent to the IPO Warrant Amendment in the Consent Solicitation, and the other conditions described in the Prospectus/Offer to Exchange are satisfied or waived, then the IPO Warrant Amendment will be adopted. As of the date hereof, a sufficient number of Holders of the PIPE Warrants have consented to the adoption of the Business Combination Warrant Amendment.
Holders may not consent to the Warrant Amendments without tendering their Warrants in the Offer, and Holders may not tender such Warrants without consenting to the Warrant Amendments. The consent to the Warrant Amendments is a part of this Letter of Transmittal and Consent, and therefore by tendering Warrants for exchange Holders will be delivering to the Company their consent to the Warrant Amendments. Holders may revoke their consent at any time prior to the Expiration Date (as defined below) by withdrawing the Warrants tendered for exchange in the Offer.
Warrants not exchanged for shares of Class A Common Stock pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the applicable Warrant Amendments are approved. If the Warrant Amendments are approved, the Company intends to require the conversion of all outstanding Warrants to shares of Class A Common Stock as provided in the Warrant Amendments.

Each Holder whose Warrants are exchanged pursuant to the Offer will receive 0.2 shares of Class A Common Stock for each Warrant exchanged. Any Holder that participates in the Offer may tender less than all of his, her or its Warrants.
The Company may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, the Company will return the tendered Warrants (and the related consent to the applicable Warrant Amendments will be revoked).
THE COMPANY IS NOT MAKING THE OFFER OR CONSENT SOLICITATION TO HOLDERS WHO RESIDE IN ANY STATE OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL. THE COMPANY HAS NOT TAKEN ANY STEPS TO REGISTER OR QUALIFY THE OFFER AND CONSENT SOLICITATION IN ANY NON-U.S. JURISDICTION. IF THE COMPANY DETERMINES THAT IT IS NOT LEGALLY ABLE TO MAKE THE OFFER AND CONSENT SOLICITATION IN A PARTICULAR JURISDICTION, THE COMPANY WILL INFORM HOLDERS OF THIS DECISION.
Enclosed with this letter are copies of the following documents:
1.The Prospectus/Offer to Exchange;
2.The Letter of Transmittal and Consent, for your use in accepting the Offer, providing your consent to the applicable Warrant Amendments and tendering Warrants for exchange and for the information of your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee. Manually signed copies of the Letter of Transmittal and Consent may be used to tender Warrants and provide consent;
3.The Notice of Guaranteed Delivery to be used to accept the Offer in the event (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach Continental Stock Transfer & Trust Company (the “Exchange Agent”) prior to the Expiration Date;
4.A form of letter which may be sent by you to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, including an Instructions Form provided for obtaining each such client’s instructions with regard to the Offer; and
5.A return envelope addressed to Exchange Agent.
Certain conditions to the Offer are described in the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation - General Terms - Conditions to the Offer and Consent Solicitation.”
We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Standard Time, on July 2, 2024, or such later time and date to which the Company may extend the Offer.
The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent, the information agent and certain other persons, as described in the section of the Prospectus/Offer to Exchange entitled “Market Information, Dividends and Related Stockholder Matters—Fees and Expenses”) for soliciting tenders of Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding copies of the enclosed materials to your clients for whose accounts you hold Warrants.
Any questions you have regarding the Offer should be directed to, and additional copies of the enclosed materials may be obtained from, the information agent in the Offer:

The Information Agent for the Offer and Consent Solicitation is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Telephone number toll-free: (888) 564-8149
Telephone number collect: (212) 269-5550
Email: HGTY@dfking.com
Very truly yours,
Hagerty, Inc.
Nothing contained in this letter or in the enclosed documents shall constitute you or any other person the agent of the Company, the Exchange Agent, the information agent or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them in connection with the Offer and Consent Solicitation other than the enclosed documents and the statements contained therein.
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